Execution Version

INVESTMENT AGREEMENT
by and between
PANDORA MEDIA, INC.,
and
SIRIUS XM RADIO INC.
Dated as of June 9, 2017

Section 4.04	Financing	21

INVESTMENT AGREEMENT, dated as of June 9, 2017 (this “Agreement”), by and between Pandora Media, Inc., a Delaware corporation (the “Company”), and Sirius XM Radio Inc., a Delaware corporation (the “Purchaser”).
WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, up to 480,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designations attached hereto as Annex I (the “Certificate of Designations”);
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:
“50% Beneficial Ownership Test” means that the Purchaser and its Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Purchaser under this Agreement at the Initial Closing and, following the Additional Closing, purchased by the Purchaser under this Agreement at the Additional Closing.
“75% Beneficial Ownership Test” means that the Purchaser and its Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 75% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Purchaser under this Agreement at the Initial Closing and, following the Additional Closing, purchased by the Purchaser under this Agreement at the Additional Closing.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates and (ii) none of the Specified Persons will be treated as an Affiliate of Purchaser or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Applicable Standstill Period” means (1) with respect to Section 5.07(a) (and Sections 5.07(e) through (j) to the extent such provisions relate to Section 5.07(a)) the period beginning on the Initial Closing Date and ending on the date that is eighteen months after the Initial Closing Date, (2) with respect to Section 5.07(b) (and Sections 5.07(e) through (j) to the extent such provisions relate to Section 5.07(b)) the period beginning on the Initial Closing Date and ending on the later of (x) the second anniversary of the Additional Closing Date or (y) the date that all Purchaser Directors resign from and are no longer serving on the Board and (3) with respect to Sections 5.07(c) and (d) (and Sections 5.07(e) through (j) to the extent such provisions relate to Sections 5.07(c) and (d)) the period beginning on the Initial Closing Date and ending on the date that is the second anniversary of the Additional Closing Date (or if this Agreement is terminated prior to the Additional Closing, the second anniversary of the Initial Closing Date).
“as converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations).
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).
“Board” means the Board of Directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Closing” means the Initial Closing or the Additional Closing, as applicable.
“Closing Date” means the Initial Closing Date or the Additional Closing Date, as applicable.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Charter Documents” means the Company’s charter and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations, when filed with and accepted for record by the DSS.
“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.
“Company MSU” means a restricted stock unit of the Company subject to vesting conditions based on the total stockholder return of the Company’s common stock against that of the Russell 2000 Index.
“Company PSU” means a restricted stock unit of the Company subject to performance-based vesting conditions.
“Company Restricted Share” means a share of Common Stock that is subject to forfeiture conditions.
“Company Stock Option” means an option to purchase shares of Common Stock.
“Company Stock Plans” means the Company’s 2000 Stock Incentive Plan, 2004 Stock Plan and the 2011 Equity Incentive Plan, in each case as amended.
“Conversion Rate” has the meaning set forth in the Certificate of Designations.
“Conversion Shares” means shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

“Credit Agreement” means the Amendment and Restatement Agreement to Credit Agreement, as previously amended and restated as of September 12, 2013, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, dated as of December 21, 2015.
“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.
“DSS” means Delaware Secretary of State, Division of Corporations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fall-Away of Purchaser Board Rights” means the first day on which the 50% Beneficial Ownership Test is not satisfied.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Fundamental Change” shall be deemed to have occurred at the time after the Initial Closing Date if any of the following occurs:
(a)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly-owned Subsidiaries and the employee benefit plans of the Company and its Wholly-Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;
(b)    the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly-Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c)    the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;
(d)    the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an aggregate principal amount of $2,000,000 or more or any other series of preferred equity interests; or
(e)    the Common Stock (or other common stock underlying the Series A Preferred Stock) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);
 provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the shares of Series A Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 13 of the Certificate of Designations).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indenture” means the 1.75% Convertible Senior Notes Indenture, dated December 9, 2015, between the Company and Citibank, N.A, as trustee.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights; (b) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and all goodwill related thereto; (c) copyrights; (d) trade secrets, know-how, inventions, algorithms, databases, confidential business information and other proprietary information and rights; (e) computer software programs; and (f) other technology and intellectual property rights.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter, after reasonable inquiry of an officer or employee of the Company that has primary responsibility for such matter.
“Liens” means any mortgage, pledge, lien, charge, adverse ownership claim, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or contract.
“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, (x) a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) would prevent, materially delay or materially impede (i) the ability of the Company to consummate the Transactions on a timely basis, (ii) the ability of the Company to comply with its obligations under this Agreement or (iii) the enforceability of the Certificate of Designations; provided, however, that, for purposes of clause (x) above, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with the Purchaser’s express written consent or at the Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Mirror Preferred Stock” means a new series of Preferred Stock of the Company having terms substantially identical to the Series A Preferred Stock (and otherwise reasonably acceptable to the Company and the Purchaser) including, on a per share basis, having the same Liquidation Preference, Accrued Dividends and Conversion Rate (as such terms are defined in the Certificate of Designations) as of the date such series of Mirror Preferred Stock is issued, as the shares of Series A Preferred Stock then outstanding, and which upon issuance will be entitled to the same voting rights as the Series A Preferred Stock would have if the Additional Closing had occurred (but, for the avoidance of doubt, without the right to elect any Purchaser Designees).
“NYSE” means the New York Stock Exchange.
“PCI DSS” means the Payment Card Industry Data Security Standards, as amended from time to time.
“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, (iv) with respect to any Person that is an investment fund, vehicle or similar entity, the limited partners of such Person pursuant to a distribution in kind in connection with the winding up or dissolution of such Person and (v) any transferee consented to in writing by the Company; provided that, in each such case with respect to the Series A Preferred Stock, such Person is a U.S. Person, unless otherwise consented to by the Company in writing.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Prohibited Transferee” means the Persons listed on Section 1.01 of the Company Disclosure Letter as a “Prohibited Transferee” and the Affiliates thereof.

“Purchaser Designees” means the individuals designated in writing by the Purchaser for election to the Board pursuant to Section 5.10.

“Purchaser Director” means a member of the Board who was elected to the Board as a Purchaser Designee.
“Purchaser Material Adverse Effect” means any effect, change, event, occurrence, state of facts, development or condition that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement.
“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Purchaser, the form of which is set forth as Annex II hereto.
“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholder Approval” means such stockholder approval in respect of any issuance of equity securities as described in Section 5.14 as is required under the listing rules of the NYSE or any other securities exchange or any other applicable Law.
“Specified Affiliates” means Sirius XM Holdings Inc. and Liberty Media Corporation.
“Specified Business” means the business of Ticketfly, LLC.
“Specified Persons” means the Persons set forth on Schedule A.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Tax” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.
“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.
“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by the Purchaser of the right to convert Acquired Shares into shares of Common Stock.
“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the transfer of any equity interests in the Purchaser (or any direct or indirect parent entity of such Purchaser).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”
(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	3.07
Additional Amount	5.15
Additional Closing	2.03(a)
Agreement	Preamble
Announcement	5.04
Certificate of Designations	Recitals
Balance Sheet Date	3.05(c)

Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Confidential Information	5.05
Confidentiality Agreement	5.05
Contract	3.03(b)
DOJ	5.02(c)
Environmental Laws	3.11
Excluded Issuance	5.14(a)
Filed SEC Documents	Article III
FTC	5.02(c)
Hedge	5.08(a)
HSR Form	5.02(b)
Initial Closing	2.02(a)
Initial Closing Date	2.02(a)
Intellectual Property	3.09
IRS	5.12(a)
Judgments	3.07
KKR Investment Agreement	3.03(b)
Laws	3.08(a)
Non-Recourse Party	8.05(b)
OFAC	3.08(b)
Participation Portion	5.14(b)(ii)
Permits	3.08(a)
Proposed Securities	5.14(b)(i)
Purchase	2.01
Purchase Price	2.01
Purchaser	Preamble
Restraints	6.01(a)
Section 203 Waiver	3.03(c)
Series A Preferred Stock	Recitals
Termination Date	7.01(b)

ARTICLE II

Purchase and Sale

Section 2.01    Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the applicable conditions set forth in Article VI, at the applicable Closing, the Purchaser shall purchase and acquire from the Company 480,000 shares of Series A Preferred Stock and the Company shall issue, sell and deliver to the Purchaser, such shares of Series A Preferred Stock (the “Acquired Shares”), for a purchase price per Acquired Share equal to $1,000 (the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase”.
Section 2.02    Initial Closing. (a) On the terms of this Agreement, the initial closing of the Purchase (the “Initial Closing”) shall occur at 10:00 a.m. (New York City time) on June 9, 2017, subject to all of the conditions to the Initial Closing set forth in Section 6.01, 6.02 and 6.03 of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Sidley Austin LLP, 1999 Avenue of the Stars, Los Angeles, California 90067, or at such other place, time and date as shall be agreed between the Company and the Purchaser (the date on which the Initial Closing occurs, the “Initial Closing Date”).
(b)    At the Initial Closing:
(i)    the Company shall deliver to the Purchaser (1) 172,500 Acquired Shares purchased by it free and clear of all Liens, except restrictions on transfer imposed by the Securities Act, Section 5.08 and any applicable securities Laws and (2) the Registration Rights Agreement, duly executed by the Company; and
(ii)    the Purchaser shall (1) pay the Purchase Price for the 172,500 Acquired Shares purchased by it to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Purchaser.
Section 2.03    Additional Closing. (a) On the terms of this Agreement, an additional closing of the Purchase (the “Additional Closing”) shall occur at 10:00 a.m. (New York City time) on the third Business Day after all of the conditions to the Additional Closing set forth in Section 6.01, 6.02, 6.03 and 6.04 of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Additional Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Sidley Austin LLP, 1999 Avenue of the Stars, Los Angeles, California 90067, or at such other place, time and date as shall be agreed between the Company and the Purchaser (the date on which the Additional Closing occurs, the “Additional Closing Date”).
(b)    At the Additional Closing:

(i)    the Company shall deliver to the Purchaser 307,500 Acquired Shares purchased by it free and clear of all Liens, except restrictions on transfer imposed by the Securities Act, Section 5.08 and any applicable securities Laws; and
(ii)    the Purchaser shall pay the Purchase Price for the 307,500 Acquired Shares purchased by it to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser as of the date hereof,as of the Initial Closing and as of the Additional Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2016 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02(a), 3.03, 3.05, 3.12 and 3.13):
Section 3.01    Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DSS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.
(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.02    Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 480,000 shares of Series A Preferred Stock, par value $0.0001 per share, will be authorized as of the date hereof. At the close of business on May 5, 2017 (the “Capitalization Date”), (i) 240,358,500 shares of Common Stock were issued and outstanding (and no Company Restricted Shares were issued and outstanding), (ii) 11,429,472 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 9,668,144 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 357,696 Company MSUs were outstanding pursuant to which a maximum of 386,000 shares of Common Stock could be issued, (v) 1,697,750 Company PSUs were outstanding, (vi) 1,516,662 shares of Common Stock were reserved and available for purchase under the Company’s 2014 Equity Stock Purchase Plan and (vii) no shares of Company Preferred Stock were issued or outstanding.
(b)    Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company MSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.03    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Initial Closing Date with respect to Section 3.04(a) or prior to the Additional Closing Date with respect to the remainder of Section 3.04 and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Initial Closing Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except that the Company shall be required to pay a termination fee to KKR Classic Investors LLC in connection with the termination of the Investment Agreement dated as of June 8, 2017, between the Company and KKR Classic Investors LLC (the “KKR Investment Agreement”). The KKR Investment Agreement has been validly terminated in accordance with its terms and is of no further force and effect.
(c)    The Board has adopted a resolution under Section 203(a)(1) of the DGCL, approving the acquisition of the Series A Preferred Stock (including the underlying Common Stock) by the Purchaser or any Specified Affiliates pursuant to this Agreement, provided that (i) the continuing effectiveness of such resolution is dependent upon the continuing effectiveness of this Agreement, (ii) such resolution shall be automatically revoked without further action of the Board if this Agreement is terminated prior to the completion of the Additional Closing and (iii) such resolution shall be irrevocable upon the completion of the Additional Closing (the “Section 203 Waiver”).
Section 3.04    Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL, (b) filings required under, and compliance with other applicable requirements of the HSR Act and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.05    Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2015 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S‑X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).
(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet

(or the notes thereto) of the Company and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    The Company has established and maintains, and at all times since January 1, 2015 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
Section 3.06    Absence of Certain Changes. Since January 1, 2015, through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction of the type contemplated by this Agreement or other extraordinary transaction, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2015, through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of the Purchaser pursuant to Section 5.01.
Section 3.07    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.
Section 3.08    Compliance with Laws; Permits; USA PATRIOT ACT; OFAC; Sanctions; FCPA.
(a)    The Company and each of its Subsidiaries are and since January 1, 2015 have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Company and each of its Subsidiaries is in compliance with the applicable provisions of the USA PATRIOT Act, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, on or prior to the Closing Date, the Company has provided to the Purchaser information related to the Company and its Subsidiaries (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Purchaser and to be mutually agreed to be required under applicable U.S. “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(c)    None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any directors or officer of the Company or any of its Subsidiaries is currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions”) and the Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and agents (to the extent such persons are acting for or on behalf of the Company of any of its Subsidiaries) are, and since January 1, 2015 have been, in compliance with Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall not directly or indirectly use the proceeds of the Purchase Price or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is currently the target of any Sanctions program or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions, or in any manner that would result in the violation of any Sanctions applicable to any Person.
(d)    The Company and its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees, and agents acting on behalf of or for the Company’s or any Subsidiary’s benefit are, and since January 1, 2015 have been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their respective businesses and to which they are lawfully subject, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Purchase Price paid hereunder shall be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 3.09    Intellectual Property.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Intellectual Property used or held for use in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”), and (ii) the Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and to the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property.
(b)    Each material Contract pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property or have granted to a third party any right in or to any Owned Intellectual Property (collectively, the “IP Licenses”) is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company and its Subsidiaries is in breach, violation or default under any IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by the Company or any of its Subsidiaries.
(c)    Except as set forth in the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with PCI DSS, to the extent applicable, as well as with their privacy policy regarding the collection, use and protection of personally identifiable information, and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any personally identifiable information or “cardholder data” (as defined in PCI DSS) maintained by the Company or any of its Subsidiaries.
Section 3.10    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings and which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing and (d) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Section 3.11    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has complied since January 1, 2015 with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since January 1, 2015 alleging that the Company is in violation of or has liability under any Environmental Law, (b) the Company and its Subsidiaries possess and have complied since January 1, 2015 with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has any liabilities or obligations arising from the Company’s or any of its Subsidiaries’ management disposal or release of, or exposure of any Person to, any hazardous or toxic substance, or any owned or operated property or facility contaminated by any such substance and (f) neither the Company nor any of its Subsidiaries has by contract or operation of law assumed responsibility or provided an indemnity for any liability of any other Person relating to Environmental Laws.
Section 3.12    No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
Section 3.13    Brokers and Other Advisors. Except for Morgan Stanley and Centerview Partners LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.14    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the sale of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.15    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing.
Section 3.16    Status of Securities. As of the applicable Closing, the Acquired Shares will be duly classified pursuant to applicable provisions of the Company Charter Documents and the DGCL and such Acquired Shares and the shares of Common Stock issuable upon conversion of any of the Acquired Shares will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.08 and any applicable securities Laws.
Section 3.17    Indebtedness. Except with respect to the covenants contained in the Credit Agreement, the Company is not party to any material Contract, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations. The Company and its Subsidiaries are not in material breach of, or default or violation under, the Credit Agreement or the Indenture.
Section 3.18    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.
Section 3.19    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that neither the Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of fraud, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.
ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company, as of the date hereof, as of the Initial Closing Date and as of the Additional Closing:
Section 4.01    Organization; Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, as applicable, and is a U.S. Person, and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.02    Authority; Noncontravention. (a) The Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of the Purchaser, and no further action, approval or authorization by any of its stockholders, is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Agreements and the consummation by the Purchaser of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Agreements by any Purchaser, nor the consummation of the Transactions by any Purchaser, nor performance or compliance by any Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the applicable Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the applicable Closing Date, (x) violate any Law or Judgment applicable to the Purchaser or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its Subsidiaries is a party or accelerate the Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.03    Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, the HSR Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.04    Financing. At the applicable Closing, the Purchaser will have available funds necessary to, consummate the Purchase and pay the Purchase Price for its Acquired Shares on the terms and conditions contemplated by this Agreement.
Section 4.05    Ownership of Company Stock. Neither the Purchaser nor any of its respective Affiliates owns any capital stock or other securities of the Company.
Section 4.06    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.
Section 4.07    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser and its Representatives, the Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for fraud or the representations and warranties made by the Company in Article III of this Agreement and in any certificate or other document delivered in connection with this Agreement, the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.
Section 4.08    Purchase for Investment. The Purchaser acknowledges that the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock have not been registered under the Securities Act or under any state or other applicable securities laws. The Purchaser (a) acknowledges that it is acquiring the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Series A Preferred Stock or the Common Stock issuable upon the conversion of the Series A Preferred Stock, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock indefinitely and (ii) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and to protect its own interest in connection with such investment.
Section 4.09    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and in any certificate or other document delivered in connection with this Agreement, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its Representatives or any information developed by the Purchaser or any of its Representatives or (b) except in the case of fraud, will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives, or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to such Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and such Purchaser. The Purchaser, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, the Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation.
ARTICLE V

Additional Agreements

Section 5.01    Pre-Closing Covenants. Except as required by applicable Law, Judgment or to comply with any notice from a Governmental Authority, as expressly contemplated, required or permitted by this Agreement, during the period from the date of this Agreement until the Additional Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned) the Company shall, and, except with respect to the sale of the Specified Business, shall cause its Subsidiaries to, use their commercially reasonable efforts to operate their businesses in all material respects in the ordinary course and, unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not:
(a)    other than the authorization and issuance of the Series A Preferred Stock to the Purchaser and the consummation of the other Transactions, issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock; provided that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business pursuant to the terms of a Company Plan in effect on the date of this Agreement;
(b)    redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of

Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company MSUs or Company PSUs);
(c)    establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;
(d)    split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests; or
(e)    amend or supplement the Company Charter Documents in a manner that would affect the Purchaser in an adverse manner either as a holder of Series A Preferred Stock or with respect to the rights of the Purchaser under this Agreement.
Section 5.02    Reasonable Best Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to the Initial Closing or Additional Closing, as applicable, to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.
(b)    The Company and the Purchaser agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions.
(c)    Each of the Company and the Purchaser shall use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Purchaser, as the case may be, from or given by the Company or the Purchaser, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
(d)    Notwithstanding anything to the contrary in this Agreement (i) in no case shall the Company or the Purchaser be obligated to (and the Company shall not, without the written consent of the Purchaser, and in no event shall the Purchaser be deemed to have breached any representation, warranty, covenant or agreement for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including those of its respective Affiliates (but for the avoidance of doubt excluding any Specified Persons, as to whom no such requirements, conditions, understandings, agreements or order shall apply in any event)) in any manner that, either individually or in the aggregate, (A) materially adversely affects the financial condition, business, or the operations of (x) the Company and its Subsidiaries, on a consolidated basis, or (y) the Purchaser and its Affiliates or (B) prohibits or materially limits the ownership, control or operation by (x) the Company and its Subsidiaries or (y) the Purchaser and its Affiliates of any material portion of its or their respective businesses or assets, or compels the Company or Purchaser or any of its Affiliates to dispose of or hold separate any of its material businesses or assets or any portion thereof; provided, however, that this Section 5.02(d) shall not apply to any such consent, agreement, action, consent, condition, understanding or order relating to the Company’s interests in the Specified Business; and (ii) in no case shall Purchaser be obligated to consent or agree to any requirement, condition, understanding, agreement or restriction relating to the identity or independence of any Purchaser Designee or to the conduct of any Purchaser Director.
Section 5.03    Corporate Actions. (a) At any time that any Series A Preferred Stock is outstanding, the Company shall:
(i)    from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding; and

(ii)    not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NYSE in respect of the Common Stock other than in connection with a Change of Control (as defined in the Certificate of Designations).
(b)    Prior to the Initial Closing, the Company shall file with the DSS the Certificate of Designations in the form attached hereto as Annex I, with such changes thereto as the parties may reasonably agree.
(c)    If any occurrence since the date of this Agreement until the Additional Closing would have resulted in an adjustment to the Conversion Rate pursuant to the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Rate, effective as of the Additional Closing, in the same manner as would have been required by the Certificate of Designations if the Series A Preferred Stock issued on the Additional Closing Date had been issued and outstanding since the date of this Agreement.
(d)    So long as the Purchaser is subject to and in compliance with Section 5.07 hereof, the Company shall (x) not adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Purchaser Parties unless the Company has excluded the Purchaser and the Specified Affiliates from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the Purchaser’s and the Permitted Transferees’ beneficial ownership of Common Stock as result of the Purchaser’s acquisition of Series A Preferred Stock under this Agreement and acquisitions otherwise permitted pursuant to the last sentence of Section 5.07, (y) take such actions as may be necessary to render inapplicable to (i) the Purchaser’s acquisition of (and the Specified Affiliates’ beneficial interest in) Series A Preferred Stock purchased under this Agreement and (ii) acquisitions otherwise permitted pursuant to the last sentence of Section 5.07, any control share acquisition, interested stockholder, business combination or similar anti-takeover provision (other than in the DGCL), and (z) not amend, modify or rescind the Section 203 Waiver. Purchaser acknowledges and agrees that if the Additional Closing hereunder does not occur, (i) the Section 203 Waiver shall upon termination of this Agreement no longer have any force or effect, nunc pro tunc and (ii) Purchaser agrees not to assert any claim that the Section 203 Waiver survives the termination of this Agreement.
Section 5.04    Public Disclosure. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Agreements or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form attached hereto as Annex III (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.
Section 5.05    Confidentiality. The Purchaser will, and will cause their Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to any Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided pursuant to Section 5.14 of this Agreement or (y) pursuant to the nondisclosure agreement, dated January 25, 2016, by and among the Purchaser, Liberty Media Corporation and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that such source is believed by the Purchaser not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is believed by the Purchaser not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (iv) was independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. The Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the Purchaser’s Affiliates and its and their respective Representatives on a need-to-know basis, (ii) to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), (iii) to any third-party that has entered into a confidentiality agreement with the Purchaser in form similar to the Confidentiality Agreement and (iv) in the event that the Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.
Section 5.06    NYSE Listing of Shares; Shares Reserved for Issuance. As soon as practicable following the date of this Agreement, the Company shall apply to cause the aggregate number of shares of Common Stock issuable upon the conversion of the Acquired Shares, including Accrued Dividends (as defined in the Certificate of Designations) through the fifth anniversary of the Additional Closing Date, to be approved for listing on the NYSE, subject to official notice of issuance. From time to time following the Initial Closing Date, the Company shall cause the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock to be approved for listing on the NYSE, subject to official notice of issuance. As soon as practicable following the date of this Agreement and in no event later than the Additional Closing Date, the Company shall have reserved for issuance the aggregate number of shares of Common Stock issuable upon the conversion of the Acquired Shares, including Accrued Dividends (as defined in the Certificate of Designations).
Section 5.07    Standstill. The Purchaser agrees that during the Applicable Standstill Period, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:
(a)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any equity securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or substantially all of the assets or property of the Company and its Subsidiaries (but in any case excluding any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) to any Purchaser Director (A) as compensation for their membership on the Board or (B) as a result of a dividend payment on, or the conversion of, the Series A Preferred Stock pursuant to the provisions of the Certificate of Designations).
(b)    make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries (excluding any votes required for the approval of the Transactions), or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or other than with respect to the Purchaser Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;
(c)    make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of all or substantially all of the assets of the Company and its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that the Purchaser may make confidential proposals to the Board of Directors of the Company regarding mergers, consolidations or other business combinations with the Company or a purchase of all or substantially all of the Company’s assets so long as such proposals would not reasonably be expected to require any public disclosure by the Company;

(d)    otherwise act, alone or in concert with others, to seek to control or influence, in any manner, management or the board of directors of the Company or any of its Subsidiaries (other than in the capacity of the Purchaser Director);
(e)    make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;
(f)    advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;
(g)    take any action that would, in effect, require the Company to make a public announcement with respect to any of the foregoing;
(h)    enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company, but excluding, for the avoidance of doubt, the Purchaser or any Specified Affiliate) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;
(i)    request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07, provided that this clause shall not prohibit the Purchaser or any Specified Affiliate from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.07, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or
(j)    contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07;
provided, however, that nothing in this Section 5.07 will limit (1) the ability of Purchaser or any Specified Affiliates to vote (subject to Section 5.11), Transfer (subject to Section 5.08), convert (subject to Section 6 of the Certificate of Designations) or otherwise exercise rights under its Common Stock or Series A Preferred Stock or (2) the ability of any Purchaser Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board. Notwithstanding the expiration of the Applicable Standstill Period with respect to Section 5.07(a), until the Fall-Away of Purchaser Board Rights, the Purchaser and its Affiliates shall not acquire beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act) of more than 31.5% of the outstanding shares of Common Stock of the Company without the prior approval of the Board.
Section 5.08    Transfer Restrictions. (a) Except as otherwise permitted in Section 5.08(b), until the earlier of (i) the date that is eighteen (18) months after the Initial Closing Date, (ii) if this Agreement is terminated prior to the Additional Closing, the date of such termination and (iii) a Fundamental Change, the Purchaser will not (1) Transfer any Series A Preferred Stock or any

Common Stock issued upon conversion of the Series A Preferred Stock or (2) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Common Stock or any other capital stock of the Company (any such action, a “Hedge”).
(b)    Notwithstanding Section 5.08(a), the Purchaser or any Permitted Transferee shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock at any time under the following circumstances:
(i)    Transfers to any Permitted Transferees of the Purchaser or any other Permitted Transferee (or to Purchaser), but only if the transferee (if not the Purchaser) agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by all of the terms of this Agreement applicable to the Purchaser and the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Series A Preferred Stock or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;
(ii)    Transfers pursuant to a merger, consolidation or other business combination involving the Company;
(iii)    Transfers pursuant to a tender offer or exchange offer for 100% of the equity securities of the Company made by a Person who is not an Affiliate of any holder of Series A Preferred Stock; and
(iv)    Transfers that have been approved by the Board, subject to such conditions as the Board determines.
(c)    Notwithstanding Sections 5.08(a) and (b), the Purchaser will not at any time, directly or knowingly indirectly (without the prior written consent of the Board) Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to a Prohibited Transferee; provided, however, that this Section 5.08(c) shall not restrict (i) any Transfer into the public market pursuant to a bona-fide, broadly distributed underwritten public offering made pursuant to the Registration Rights Agreement, (ii) any Transfer to a broker-dealer in a block sale so long as such broker-dealer is purchasing such securities for its own account and makes block trades in the ordinary course of its business, (iii) any Transfer pursuant to a merger, consolidation or other business combination involving the Company or (iv) any Transfer pursuant to a tender offer or exchange offer for 100% of the equity securities of the Company made by a Person who is not an Affiliate of any holder of Series A Preferred Stock.

(d)    Any attempted Transfer in violation of this Section 5.08 shall be null and void ab initio.
(e)    If this Agreement is terminated and the Additional Closing does not occur, the Company agrees, at the written request of Purchaser, to exchange on a one-for-one basis a number of shares of Series A Preferred Stock for that number of shares of Mirror Preferred Stock that may be acquired by the Purchaser in compliance with applicable law, including the HSR Act. Any such exchange will not have any effect on the terms of the shares of Series A Preferred Stock that remain outstanding following such exchange.
Section 5.09    Legend. (a) All certificates or other instruments representing the Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JUNE 8, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
(b)    Upon request of the Purchaser or any Permitted Transferee, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series A Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).
Section 5.10    Election of Directors.
(a)    Upon the occurrence of the Fall-Away of Purchaser Board Rights, at the written request of the Board, the Purchaser Directors shall immediately resign, and the Purchaser shall cause the Purchaser Directors immediately to resign, from the Board effective as of the date of the Fall-Away of Purchaser Board Rights, and the Purchaser shall no longer have any rights under this Section 5.10, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.10(c). After the second anniversary of the Additional Closing, at the written request of the Board, one Purchaser Director shall immediately resign, and the Purchaser shall cause such

Purchaser Director to immediately resign from the Board. Purchaser shall select the identity of the resigning director in its sole discretion.
(b)    From and after the Additional Closing, until the occurrence of the Fall-Away of Purchaser Board Rights, at each annual meeting of the Company’s stockholders, the Purchaser shall have the right to designate three Purchaser Designees for election (in accordance with Section 15 of the Certificate of Designations) to the Board at such annual meeting; provided that (i) after the second anniversary of the Additional Closing Date or (ii) if the 75% Beneficial Ownership Test is not met, the Purchaser shall have the right to designate only two Purchaser Designees for election to the Board. Subject to Section 5.10(e), the Company shall include the three or two, as applicable, Purchaser Directors designated by the Purchaser in accordance with this Section 5.10(c) in the Company’s slate of nominees as “Purchaser Designees” (in accordance with Section 15 of the Certificate of Designations) for each relevant annual meeting of the Company’s stockholders and shall recommend that the holders of the Series A Preferred Stock vote in favor of such Purchaser Designees and shall support such Purchaser Designees in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.
(c)    Until the occurrence of the Fall-Away of Purchaser Board Rights and except with respect to a resignation of a Purchaser Director pursuant to the second sentence of Section 5.10(a), in the event of the death, disability, resignation or removal of any Purchaser Director as a member of the Board, the Purchaser may designate a Purchaser Designee to replace such Purchaser Director and, subject to Section 5.10(e) and any applicable provisions of the DGCL, the Company shall cause such Purchaser Designee to fill such resulting vacancy.
(d)    The Purchaser will cause the Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request from any individual nominated as a director of the Company and no Purchaser Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Purchaser Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Purchaser and the Purchaser Designee must provide to the Company:
(i)    all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Purchaser Designee’s election as a director of the Company;
(ii)    all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Purchaser Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii)    an undertaking in writing by the Purchaser Designee:
a.    to be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other directors of the Company; and
b.    to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof regarding any Transaction Agreement or the Transactions.
(e)    The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise.
(f)    From and after the Additional Closing, until the occurrence of the Fall-Away of Purchaser Board Rights, one Purchaser Director designed by the Purchaser shall be designated as a member of the Company’s Nominating and Corporate Governance Committee and one Purchaser Director designated by the Purchaser shall be designated a member of the Company’s Compensation Committee, provided that such Purchaser Directors satisfy all applicable securities laws, the DGCL and NYSE listing rules and regulations that are required to serve on such committees.
(g)    From and after the Additional Closing, until the 75% Beneficial Ownership Test is not met, one Purchaser Director designed by the Purchaser shall be designated as the Chairman of the Board.
(h)    If there is a proposed a sale of the Company or other Fundamental Change, no Purchaser Director shall be included in any committee of the Board that is established to evaluate and/or approve such transaction.
Section 5.11    Voting. Until the Fall-Away of Purchaser Board Rights:
(a)    At each meeting of the stockholders of the Company for the election of directors following the execution of this Agreement and at every postponement or adjournment thereof, the Purchaser shall, and shall cause the Purchaser to, at each applicable meeting of the stockholders of the Company, take such action as may be required so that all of the shares of the Series A Preferred Stock beneficially owned, directly or indirectly, by the Purchaser and entitled to vote at such meeting of stockholders (subject to the voting limitations in the Certificate of Designations) are voted in favor of each Purchaser Designee, who shall be nominated and recommended by the Board for election at any such meeting; provided that the Purchaser shall not be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Purchaser’s sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; and

(b)    Until the Fall-Away of Purchaser Board Rights, the Purchaser shall, and shall (to the extent necessary to comply with this Section 5.11) cause the Purchaser to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock or Common Stock beneficially owned by the Purchaser or the Purchaser may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.11(a) at such meetings (including at any adjournments or postponements thereof).
(c)    The provisions of this Section 5.11 shall not apply to the exclusive consent and voting rights of the holders of Series A Preferred Stock set forth in Section 15 of the Certificate of Designations and Section 5.10.
Section 5.12    Tax Matters. (a) The Company and its paying agent shall be entitled to withhold Taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by applicable Law. Prior to the date of any such payment, the Purchaser, and each Permitted Transferee with respect to the Series A Preferred Stock, shall have delivered to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W‑9, certifying that such Purchaser is a U.S. Person exempt from U.S. federal backup withholding tax.
(b)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.
Section 5.13    Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares (a) to pay for any costs, fees and expenses incurred in connection with the Transactions and/or (b) for general corporate purposes.
Section 5.14    Participation.
(a)    For the purposes of this Section 5.14, “Excluded Issuance” shall mean (i) the issuance of any shares of equity securities that is subject to Section 12 of the Certificate of Designations, but solely to the extent than an adjustment is made or the holders of Series A Preferred Stock participate in such issuance pursuant to Section 12 of the Certificate of Designations, (ii) the issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (iii) the issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement as approved by the Board, (iv) the issuance of shares of equity securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Purchaser, (vi) shares of a Subsidiary of the Company issued to the Company or a Wholly-Owned Subsidiary of the Company, (vii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (viii) the issuance of bonds, debentures, notes or similar debt securities convertible into Common Stock into the public market pursuant to a bona-fide, broadly distributed underwritten public offering, if the conversion or exercise price is at least the greater of (x) the then applicable Conversion Price (as defined in the Certificate of Designations) and (y) the Current Market Price (as defined in the Certificate of Designations) as of the date the Company would have been required to give the Purchaser notice of such issuance if it were not an Excluded Issuance.
(b)    Until the occurrence of the Fall-Away of Purchaser Board Rights, if the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than in an Excluded Issuance, then the Company shall:
(i)    give written notice to the Purchaser (no less than ten (10) Business Days prior to the closing of such issuance, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchaser any such information the Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and
(ii)    offer to issue and sell to the Purchaser, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Purchaser beneficially owns (on an as converted basis) by (B) the total number of shares of Common Stock then outstanding (on an as-converted basis) (such percentage, the Purchaser’s “Participation Portion”); provided, however, that to the extent the purchase of any portion of the Proposed Securities by the Purchaser would require Shareholder Approval, (i) the Company shall issue and sell to the Purchaser securities that do not require the Company to obtain Shareholder Approval in respect of such issuance, which securities shall be economically equivalent and otherwise as substantially similar as possible to such

Proposed Securities and (ii) at the written request of the Purchaser, the Company shall hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval within one hundred twenty (120) days following such request and use its commercially reasonable efforts to obtain Shareholder Approval; provided that if the Shareholder Approval is not obtained at such meeting, upon the written request of holders holding a majority of the outstanding Series A Preferred Stock, the Company shall use its commercially reasonable efforts to obtain the Shareholder Approval at any subsequent annual meeting of the Company’s shareholders until the Shareholder Approval is obtained.
(c)    Subject to the limitations in the Certificate of Designations, the Purchaser will have the option, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser, which notice must be given within seven (7) Business Days after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the Purchaser may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Purchaser has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchaser in the notice delivered in accordance with Section 5.14(b). Any Proposed Securities offered or sold by the Company after such 90-day period shall be reoffered to the Purchaser pursuant to this Section 5.14.
(d)    The election by the Purchaser not to exercise its subscription rights under this Section 5.14 in any one instance shall not affect their right as to any subsequent proposed issuance.
(e)    Notwithstanding anything in this Section 5.14 to the contrary, the Company will not be deemed to have breached this Section 5.14 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.14, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to the Purchaser so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, the Purchaser will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Sections 5.14(b) and 5.14(c).
(f)    In the case of an issuance subject to this Section 5.14 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.
Section 5.15    FCC. If the parties reasonably determine that approval of the Transactions by the FCC is required, then the Company hereby agrees to dispose of Radio Station KXMZ or return the license of Radio Station KXMZ to the FCC for cancellation, in either case no later than September 30, 2017.
Section 5.16    Reimbursement of Expenses. From time to time after the Initial Closing Date, the Purchaser shall receive reimbursement from the Company for all reasonable and documented legal and other out-of-pocket fees and expenses, including reasonable travel expenses, incurred in connection with the negotiation, execution and performance of the Transaction Documents, up to a maximum amount of $750,000 in the aggregate.
Section 5.17    Section 16b-3. So long as the Purchaser has the right to designate at least one Purchaser Designee, the Board shall take such action as is necessary to cause the exemption of acquisitions of the Acquired Shares at the Initial Closing and the Additional Closing, any acquisition of securities from the Company by the Purchaser on any Dividend Payment Date, any purchase of securities representing the Participation Portion pursuant to Section 5.14 by the Purchaser, the disposition of shares of Series A Preferred Stock and the acquisition of shares of Common Stock upon the conversion of any shares of Series A Preferred Stock, and any other disposition of securities to or acquisition of securities from the Company, as applicable, from the liability provisions of Section 16(b) of the Exchange Act (“Section 16(b)”) pursuant to Rule 16b-3.
Section 5.18    Sale of Specified Business. The Company shall sell the Specified Business as promptly as reasonably practicable after the date hereof to the extent necessary to obtain such approvals or clearances from such Governmental Authorities as is necessary to consummate the Transactions as promptly as practicable. The Company shall keep the Purchaser reasonably informed of the status of the sale of the Specified Business.
ARTICLE VI

Conditions to Closing

Section 6.01    Conditions to the Obligations of the Company and the Purchaser. The respective obligations of each of the Company and the Purchaser to effect the Initial Closing or the Additional Closing, as applicable, shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Initial Closing Date or Additional Closing Date, as applicable, of the following condition:
(a)    no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”); and

(b)    the Company shall have terminated the Investment Agreement, dated as of May 8, 2017, by and between the Company and KKR Classic Investors LLC.
Section 6.02    Conditions to the Obligations of the Company. The obligations of the Company to effect the Initial Closing or the Additional Closing, as applicable, shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Initial Closing Date or Additional Closing Date, as applicable, of the following conditions:
(a)    the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date or Additional Closing Date, as applicable, with the same effect as though made as of the Initial Closing Date or Additional Closing Date, as applicable (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;
(b)    the Purchaser shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing or Additional Closing, as applicable; and
(c)    the Company shall have received a certificate, signed on behalf of each of the Purchaser by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied as of the Initial Closing or the Additional Closing, as applicable.
Section 6.03    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Initial Closing or the Additional Closing, as applicable, shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Initial Closing Date or the Additional Closing Date, as applicable, of the following conditions:
(a)    the representations and warranties of the Company (i) set forth in Sections 3.01, 3.02(a), 3.03(a), 3.08, 3.09, 3.12, 3.13, 3.14, 3.15 and 3.16 shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date or the Additional Closing Date, as applicable, with the same effect as though made as of the Initial Closing Date or the Additional Closing Date, as applicable (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in this Agreement, other than in Sections 3.01, 3.02(a), 3.03(a), 3.08, 3.09, 3.12, 3.13, 3.14, 3.15 and 3.16, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Initial Closing Date or the Additional Closing Date, as applicable, with the same effect as though made as of the date hereof and as of the Initial Closing Date or the Additional Closing Date, as applicable (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing or the Additional Closing, as applicable;
(c)    the Purchaser shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied as of the Initial Closing or the Additional Closing, as applicable;
(d)    the Company shall have duly adopted and filed with the DSS the Certificate of Designations, and the Certificate of Designations shall have been accepted for record by the DSS and a certified copy thereof shall have been delivered to the Purchaser;
(e)    the Purchaser (or its counsel) shall have received a counterpart of this Agreement and each other Transaction Document signed by each of the requisite parties thereto (which may include delivery of a signed signature page of this Agreement and each other Transaction Document by facsimile or other means of electronic transmission (e.g., “pdf”));
(f)    the Purchaser shall have received a written opinion of Sidley Austin LLP (i) dated as of the Initial Closing Date, (ii) addressed to the Purchaser and (iii) in form and substance reasonably satisfactory to the Purchaser covering the following matters with respect to the Company: due incorporation, valid existence and good standing; due authorization, execution and delivery of the Investment Agreement and Registration Rights Agreement; no conflict with organizational documents, applicable law, the Credit Agreement and the Indenture; no governmental consent; the shares of Series A Preferred Stock to be issued under this Agreement are validly issued, fully paid and non-assessable; no registration; and 1940 Act compliance;
(g)    the Purchaser shall have received a certificate of the Secretary or Assistant Secretary or similar officer of the Company dated as of the Initial Closing Date or the Additional Closing Date, as applicable, and certifying and attaching:
(i)    a copy of the certificate of incorporation or other equivalent constituent and governing documents, including all amendments thereto (including, the Certificates of Designation), of the Company, certified as of a recent date by the DSS;
(ii)    a certificate as to the good standing of the Company as of a recent date from the DSS;
(iii)    that attached thereto is a true and complete copy of the by-laws (or other equivalent constituent and governing documents) of the Company as in effect on the Initial Closing Date and at all times since a date prior to the date of the resolutions described in Section 6.03(i)(iv);
(iv)    that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and each other Transaction

Document dated as of the Initial Closing Date to which the Company is a party, the filing of the Certificates of Designation with the DSS, the sale and purchase of the Series A Preferred Stock hereunder, the decrease in the number of directors which constitute the Company’s board of directors to nine directors and the election to the board of directors of the three Purchaser Designees, effective as of the Additional Closing, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Initial Closing Date;
(v)    as to the incumbency and specimen signature of each officer executing this Agreement, any other Transaction Document or any other document delivered in connection herewith or therewith on behalf of the Company; and
(vi)    as to the absence of any pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the Company, threatening the existence of the Company.
Section 6.04    Conditions to the Additional Closing.
(a)    The respective obligations of each of the Company and the Purchaser to effect the Additional Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Additional Closing Date of the following conditions:
(i)    the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted.
(b)    The obligations of the Purchaser to effect the Additional Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Additional Closing Date of the following conditions:
(i)    the aggregate number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock, including Accrued Dividends (as defined in the Certificate of Designations) through the fifth anniversary of the Additional Closing Date, shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(ii)    the Board shall have taken all actions necessary and appropriate to elect each of the Purchaser Designees to the Board, effective immediately upon the Additional Closing and none of the Purchaser Designees or Purchaser Directors, as applicable, shall be subject to any requirement, condition, understanding, agreement or restriction relating to their service on the Board based on the identity or independence of any Purchaser Designee or to the conduct of any Purchaser Director, except as contemplated by Section 5.10(f).

ARTICLE VII

Termination; Survival

Section 7.01    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Additional Closing:
(a)    by the mutual written consent of the Company and the Purchaser;
(b)    by either the Company or the Purchaser upon written notice to the other, if the Additional Closing should not have occurred on or prior to February 1, 2018 (the “Termination Date”); provided, however, that if on the initial Termination Date the condition set forth in Section 6.04(a) is not satisfied but all the other conditions to Closing set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then the Purchaser or the Company may, by providing written notice to the other prior to 5:00 p.m., New York City time, on such initial Termination Date, extend the Termination Date to sixty days after the initial Termination Date in which case the Termination Date shall be deemed for all purposes to be such later date; provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);
(c)    by either the Company or the Purchaser if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable prior to the Additional Closing Date; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Initial Closing or Additional Closing, as applicable, to be satisfied in accordance with Section 5.02;
(d)    by the Purchaser if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) has not been waived by the Purchaser or is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or
(e)    by the Company if the Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Purchaser of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b).
Section 7.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.03, this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement and the Confidentiality Agreement (which shall survive in accordance with its terms except as otherwise provided herein)), and there shall be no liability on the part of the Purchaser or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from fraud; provided that, notwithstanding any other provision set forth in this Agreement, except in the case of fraud, the Company shall not have any such liability in excess of the Purchase Price for all of the Acquired Shares and the Purchaser shall not have any liability in excess of the Purchase Price for the Acquired Shares to be purchased by such Purchaser.
Section 7.03    Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non‑compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Except for the warranties and representations contained in Sections 3.01, 3.02(a), 3.03(a), 3.12, 3.13, 3.14 and 3.16 and the representations and warranties contained in Article IV, which shall survive until the sixth (6th) anniversary of the Initial Closing Date (or, if the Additional Closing occurs, the Additional Closing Date), the representations and warranties made herein shall survive for twelve (12) months following the Initial Closing Date (or, if the Additional Closing occurs, the Additional Closing Date) and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

ARTICLE VIII

Miscellaneous

Section 8.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.
Section 8.02    Extension of Time, Waiver, Etc.. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) the Purchaser or any Permitted Transferee may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, as contemplated in Section 5.08 and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement applicable to the Purchaser, including the rights, interests and obligations so assigned; provided that no such assignment will relieve any Purchaser of its obligations hereunder; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 8.04    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 8.05    Entire Agreement; No Third-Party Beneficiaries; No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, the Registration Rights Agreement and the Certificate of Designations, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.
(b)    No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
Section 8.06    Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law.
(b)    All Actions arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 8.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that Sections 5.05 or Section 5.07 are not performed in accordance with their specific terms or are otherwise breached. The Purchaser acknowledges and agrees that (a) the Company shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of Sections 5.05 and Section 5.07 and to enforce specifically the terms and provisions thereof in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) this right of specific enforcement is an integral part of the Transactions and without that right, the Company would not have entered into this Agreement. The Purchaser agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Purchaser acknowledges and agrees that the Company shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of Sections 5.06 or Section 5.07 and to enforce specifically the terms and provisions thereof.
Section 8.08    [Reserved].
Section 8.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
Section 8.10    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
(a)    If to the Company, to it at:
Pandora Media, Inc.
2101 Webster Street
Suite 1650
Oakland, CA 94612
Attention: General Counsel
Email: sbene@pandora.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road

Building 1
Palo Alto, CA 94304
Attention: Martin Wellington, Esq.
Facsimile: 650-565-7100
Email: mwellington@sidley.com

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attention: Stephen Blevit, Esq.
Facsimile: 310-595-9501
Email: sblevit@sidley.com

(b)    If to the Purchaser at:
Sirius XM Radio Inc.
1290 Avenue of the Americas
11th Floor
New york, New York 10104
Attn: General Counsel
Email: patrick.donnelly@siriusxm.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Eric M. Swedenburg
Facsimile: (212) 455-2502
Email: eswedenburg@stblaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.11    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Additional Closing shall have occurred.
Section 8.13    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (B) delivered in Person or electronically to the Purchaser or is Representatives in each case no later than one Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PANDORA MEDIA, INC.
By:	/s/ Stephen Bené
Name: Title:	Stephen Bené General Counsel and Corporate Secretary

SIRIUS XM RADIO INC.
By:	/s/ James E. Meyer
Name: Title:	James E. Meyer Chief Executive Officer

Execution Version

Schedule A
John C. Malone
Liberty Interactive Corporation
Liberty Broadband Corporation
Live Nation Entertainment, Inc.
Liberty Expedia Holdings, Inc.
Liberty Global plc
Discovery Communications, Inc.
Lions Gate Entertainment Corp.
Ascent Capital Group, Inc.
Charter Communications, Inc.
CommerceHub, Inc.
Upon and following the Contribution Effective Time (as defined in the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC and General Communication, Inc.), GCI Liberty, Inc.

ANNEX I

CERTIFICATE OF DESIGNATIONS

ANNEX II

REGISTRATION RIGHTS AGREEMENT

ANNEX III

ANNOUNCEMENT